Exhibit 10.3

OFFICER SEVERANCE AGREEMENT

This OFFICER SEVERANCE AGREEMENT (this “Severance Agreement”) between HEXCEL CORPORATION, a Delaware corporation with offices in Stamford, Connecticut (the “Company”), and Thomas C. Gentile III (the “Officer”), dated April 9, 2024, shall become effective on May 1, 2024 (the “Effective Date”) (except that Section 7 shall become effective on the date hereof). This Severance Agreement, together with the Offer Letter between the Company and the Officer, dated April 9, 2024, shall constitute the “Agreement.”

WHEREAS, the Company is engaged in the business of developing, manufacturing and marketing carbon fibers, structural reinforcements, honeycomb structures, resins, and a variety of high-performance composite materials and parts therefrom for the commercial aerospace, space and defense, recreation and industrial markets throughout the world, and hereafter may engage in other areas of business (collectively, the “Business”);

WHEREAS, the Officer, as a result of training, expertise and personal application over the years, has acquired and will continue to acquire considerable and unique expertise and knowledge which are of substantial value to the Company in the conduct, management and operation of the Business;

WHEREAS, the Company is willing to provide the Officer with certain benefits in the event of the termination of the Officer’s employment with the Company, including in the event of a Change in Control (as hereinafter defined); and

WHEREAS, the Officer, in consideration of receiving such benefits from the Company, is willing to afford certain protection to the Company in regard to the confidentiality of its information, ownership of inventions and competitive activities.

NOW, THEREFORE, in consideration of the mutual covenants of the Officer and the Company and of the Officer’s continued employment with the Company, the parties agree as follows:

1.
Position; Duties; Compensation and Benefits.
a.
The Officer shall serve as Chief Executive Officer and President of the Company and shall have such duties, responsibilities and authority consistent with such position as may, from time to time, be assigned to the Officer by the Board of Directors of the Company (the “Board”). The Officer shall devote substantially all his working time and effort to the business and affairs of the Company. Notwithstanding the foregoing, nothing herein shall preclude the Officer from (i) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) managing the Officer’s personal investments and affairs; and (iv) serving as a member of the board of directors of a non-competing business, subject to the consent of the Board, which shall not be unreasonably withheld, provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be in accordance with applicable Company policies and limited by the Officer so as not to unreasonably interfere with the performance of the Officer’s duties and responsibilities to the Company.
b.
During the Officer’s employment, the Company shall pay or provide the Officer the amounts and benefits set forth in the Offer Letter, subject to the terms and conditions contained therein.
2.
Termination. The Officer’s employment may be terminated under the following circumstances:
a.
At Will. The Officer is employed “at will,” meaning that the Company may terminate the Officer’s employment at any time for any reason or for no reason on written notice of termination to the Officer, and the Officer may terminate his employment with the Company at any time for any reason or for no reason on written notice of termination to the Company.
b.
Good Reason. The Officer may terminate his employment for “Good Reason,” which shall mean a termination by the Officer after the occurrence of any of the following events without the Officer’s written consent:
i.
A diminution in the Officer’s position (including the removal of the Officer from the position of Chief Executive Officer and President) or a material diminution in the Officer’s duties, responsibilities or authority;
ii.
The failure of the Company to maintain the Officer’s position as the sole Chief Executive Officer and most senior executive officer and employee of the Company and its affiliates (other than Nick Stanage during the period he serves as Executive Chairman);

iii.
Failure to nominate or renominate the Officer for election to the Board or removal from the Officer’s position on the Board (except in connection with the termination of the Officer’s employment);
iv.
The Officer no longer reports to the Board;
v.
A reduction in the Officer’s annual rate of base salary as in effect on the date of this Agreement or as the same may be increased from time to time (except for across-the-board reductions of not more than 10% of base salary similarly affecting all senior executives of the Company);
vi.
The relocation of Officer’s principal place of employment to a location other than Stamford, Connecticut; or
vii.
A material breach by the Company of this Agreement.

The Officer shall be deemed to have waived any assertion of Good Reason unless the Officer shall have delivered a notice of termination to the Company, as provided in Section 2.d hereof, specifying the reasons therefor, within 20 days after the effective date of such event. The Company shall have 30 days from the receipt of such notice to cure, rescind or reverse the effect of such event and, upon doing so, both the grounds for Good Reason and the Officer’s notice of termination automatically shall be deemed void with retroactive effect; provided that if the Company does not cure such event within such 30 day period, the Officer shall be able to terminate on account of Good Reason by providing written notice to the Company that the Officer is resigning on account of Good Reason within 30 days following the expiration of such cure period and if no notice is provided by the Officer within such 30 day period, Officer shall be deemed to have waived his right to resign on account of Good Reason.

c.
Cause. The Company may terminate the Officer’s employment hereunder for Cause. The following shall constitute Cause:
i.
the willful and continued failure by the Officer to substantially perform his duties or discharge his responsibilities to the Company, or to follow the reasonable requests of the Board to undertake actions falling within the scope of such duties and responsibilities; or
ii.
any fraudulent or intentional misconduct by the Officer that causes or might reasonably be expected to cause material reputational, financial or other harm to the Company, or any improper or grossly negligent failure by the Officer, including in a supervisory capacity, to identify, escalate, monitor or manage, in a timely manner and as reasonably expected, risks that cause or might reasonably be expected to cause material reputational, financial or other harm to the Company; or
iii.
any conduct that violates the covenants set forth in Sections 5, 6 and 7 hereof, or violates requirements of the Company embodied in its written employee policies adopted from time to time including, but not limited to, policies directed to ethical business conduct, insider trading, anti-corruption, harassment, and other policies proscribing or prohibiting conduct as an employee of the Company; or
iv.
the Officer is suspended or debarred from participation in the discussion, negotiation and entering into of contracts with respect to United States government procurement as a result of any violations of any United States Government procurement laws or regulations, or is for any other reason ineligible to participate in the discussion, negotiation and entering into of contracts with respect to United States government procurement, or fails to obtain or maintain any professional license reasonably required for the Officer lawfully to perform his duties and responsibilities.

No act, or failure to act, on the Officer’s part shall be considered “willful” (1) unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company, or (2) if done, or omitted to be done, based on good faith reliance upon the advice of the Company’s legal counsel. The Officer shall not be deemed to have been terminated for Cause without delivery to the Officer of a written notice of termination from the Board specifying the grounds for Cause.

d.
Date of Termination. The “Date of Termination” shall mean the date the Officer’s employment is terminated, provided that such date shall not be more than 30 days from the date such notice is given under Section 2.a and shall not be less than fifteen nor more than 30 days from the date notice of termination is given under Section 2.b and 2.c, respectively.
3.
Compensation Upon Termination. If the Officer’s employment is terminated by the Company other than for Cause (and other than for death or “disability” (as defined under the Company’s then-existing disability compensation program)), or is terminated by the Officer for Good Reason, then
a.
in addition to the amounts and benefits as may be provided pursuant to the remainder of this Section 3, the Company shall pay to or provide on behalf of the Officer (i) any business expense reimbursements properly submitted and unpaid, which reimbursements will be paid to the Officer within 30 days following termination of employment, and (ii) any benefits to which the Officer is entitled under the terms of the Company’s benefit plans, programs and arrangements after termination of employment, which benefits will be paid to the Officer at such times as provided under such benefit plans, programs and arrangements;

b.
in addition to the amounts and benefits as may be provided pursuant to the remainder of this Section 3, the Company shall at the time such payments are due pay the Officer his base salary through the Date of Termination;
c.
Subject to Section 4, and conditioned on the Officer executing, and not revoking, a release, in the form annexed hereto as Annex A, releasing it from any and all claims arising out of or in connection with the termination of employment, and in lieu of any claim to further compensation for periods subsequent to the Date of Termination, whether under any severance policy applicable to employees or pursuant to any prior understanding between the Company and the Officer,
i.
if the Date of Termination is within two years after the occurrence of a Change in Control, the Company shall pay the Officer a cash lump sum equal to the product of (A) the sum of (1) the Officer’s annual base salary in effect at the time the notice of termination is given and (2) the Officer’s Average Annual Bonus (as defined below) and (B) the number 2.5;
ii.
if the Date of Termination is not governed by clause 3.c.i immediately above, the Company shall pay the Officer a cash lump sum equal to the product of (A) the sum of (1) the Officer’s annual base salary in effect at the time the notice of termination is given (disregarding any reduction in salary rate which would or could constitute Good Reason) and (2) the Officer’s Average Annual Bonus (as defined below) and (B) the number 1.5;

The term “Average Annual Bonus” shall mean the average of the last three annual bonus amounts earned by the Officer under the Company’s Management Incentive Compensation Plan (as may be amended hereafter, the “MICP”) for the last three plan years completed prior to the Date of Termination or, if the Officer has not participated in the MICP for three completed annual award periods, the average of the annual amounts earned for the completed annual award period(s); provided that if the Date of Termination is prior to the completion of the first annual award period, “Average Annual Bonus” shall mean an amount equal to the Officer’s MICP cash target award opportunity; and provided further that any award for the plan year during which the Date of Termination occurs shall not be used in computing Average Annual Bonus.

The severance benefits that are payable pursuant to this Section 3.c shall be paid to the Officer within 60 days following the Officer’s Date of Termination, except as otherwise provided in Sections 3.d or 17 below.

d.
Subject to Section 4, if the Officer’s employment with the Company is terminated by the Company other than for Cause (and other than for death or “disability” (as defined under the Company’s then-existing disability compensation program)), or is terminated by the Officer for Good Reason, during the period of a “Potential Change in Control” or at the request of a Person (as defined in Section 3.f.i below) who, directly or indirectly, takes any action designed to cause a Change in Control (an “Anticipatory Termination”), then the Company shall make payments and provide benefits to the Officer under Section 3.c.ii of this Agreement and if a Change in Control to which the Potential Change in Control relates occurs within six months following the Officer’s Date of Termination, then the Officer shall receive an additional payment within 60 days following the date of the Change in Control, which additional payment shall be equal to the difference between the amount payable to the Officer pursuant to Sections 3.c.i and 3.e.ii of this Agreement and the amount payable to the Officer pursuant to Sections 3.c.ii an 3.e.i of this Agreement, provided that if the Change in Control does not occur within six months following the Officer’s Date of Termination, the additional amount described in this Section 3.d shall not be payable to the Officer. A “Potential Change in Control” shall exist during the period commencing at the time the Company enters into any agreement or arrangement which, if consummated, would result in a Change in Control and ending at the time such agreement or arrangement either (i) results in a Change in Control or (ii) terminates, expires or otherwise becomes of no further force or effect.
e.
The Company shall offer the Officer and any eligible family members the opportunity to elect to continue medical and dental coverage pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Company shall provide COBRA continuation coverage only if such coverage is timely elected by the Officer or other eligible family member, and the Officer shall be responsible for paying the full amount of the required monthly premiums for that coverage. If the Officer is enrolled in the Company’s medical or dental plans as of the Date of Termination, and subject to the Officer executing, and not revoking, the release described in Section 3.c above, the Company shall pay to the Officer in a single lump sum cash payment an amount equal to the Company COBRA Premium (as defined below), multiplied by (i) eighteen, or (ii) thirty if the Date of Termination is within two years after the occurrence of a Change in Control, or the Officer incurs an Anticipatory Termination and a Change in Control to which the Potential Change in Control relates occurs within six months following the Officer’s Date of Termination, in each case net of deductions and tax withholdings, as applicable. The “Company COBRA Premium” shall be an amount equal to the excess, if any, of (i) the applicable monthly COBRA premium in effect on the Date of Termination for the medical and dental plan options in which the Officer (along with eligible family members) is enrolled on such date, over (ii) the monthly premium paid for those medical and dental plan options by the Officer as in effect on the day immediately preceding the Date of Termination. The Company COBRA Premium shall be paid to the Officer within 60 days following the Officer’s Date of Termination and shall be paid whether or not the Officer or any eligible family member timely elects COBRA continuation coverage, the Officer or any eligible family member continues COBRA coverage for the applicable continuation period, or the Officer receives health insurance coverage from another employer following the Date of Termination.
f.
For purposes of this Agreement, a “Change in Control” shall mean the first to occur of the following events:
i.
any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of either (A) the combined fair market value of the then outstanding stock of the Company (the “Total Fair Market Value”) or (B) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Total Voting Power”); excluding, however, the following: (I) any acquisition by the Company or any of its affiliates, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, (III) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exclusion within paragraph (4) below and (IV) any acquisition of additional stock or securities by a Person who owns more than 50% of the Total Fair Market Value or Total Voting Power of the Company immediately prior to such acquisition; or
ii.
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company that, together with any securities acquired directly or indirectly by such Person within the immediately preceding twelve-consecutive month period, represent 40% or more of the Total Voting Power of the Company; excluding, however, any acquisition described in sub-clauses (I) through (IV) of subsection i above; or
iii.
a change in the composition of the Board such that the individuals who, as of the original effective date of this Agreement, constitute the Board (such individuals shall be hereinafter referred to as the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such effective date, whose election, or nomination for election by the Company’s stockholders, was made or approved by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered an Incumbent Director; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered an Incumbent Director; provided finally, however, that, as of any time, any member of the Board who has been a director for at least twelve consecutive months immediately prior to such time shall be considered an Incumbent Director for purposes of this definition, other than for the purpose of the first proviso of this definition; or
iv.
there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company or a sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction (A) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the outstanding Common Stock of the Company and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); provided, however, that notwithstanding anything to the contrary in subsectionsi through iv above, an event which does not constitute a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Section 1.409A-3(i)(5) of the Treasury Regulations (or any successor provision), shall not be considered a Change in Control for purposes of this Agreement.
g.
If the Officer is terminated by the Company other than for Cause, the Officer’s employment is terminated by the Officer for Good Reason, or the Officer’s employment terminates due to the Officer’s death or “disability” (as defined under the Company’s then-existing disability compensation program), in addition to the amounts and benefits as may be provided pursuant to the remainder of this Section 3, the Officer shall be entitled to receive the benefits set forth on Annex B attached hereto.

4.
No Mitigation or Offset. The Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Officer as the result of employment by another employer. The amount of any payment or benefit provided for in this Agreement shall not be reduced by retirement benefits or offset against any amount the Company claims to be owed by the Officer.
5.
Non-Competition; Non-Solicitation; Non-Disparagement.
a.
The Officer acknowledges that, as a senior management employee, the Officer will be involved, on a high level, in the development, implementation and management of the Company’s global business plans, including those which involve the Company’s finances, research, marketing, planning, operations, and acquisition strategies. By virtue of the Officer’s position and knowledge of the Company, the Officer acknowledges that his employment by a competitor of the Company represents a serious competitive danger to the Company, and that the use of the Officer’s experience and knowledge about the Company’s business, strategies and plans by a competitor can and would constitute a valuable competitive advantage over the Company. In view of the foregoing, and in consideration of the payments made to the Officer under this Agreement, the Officer covenants and agrees that, if the Officer’s employment is terminated and the Company has fulfilled its obligations under this Agreement, for a period of one and one half years (or two and one half years if the Officer receives payments under Section 3.c.i or 3.d hereof) after the Date of Termination the Officer will not (A) engage, in any capacity, directly or indirectly, including but not limited as employee, agent, consultant, manager, officer, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise) in any business entity engaged in competition with the Business conducted by the Company or its affiliates on the Date of Termination, or (B) solicit a customer of the Business in violation of clause (A), provided, that the Officer may be employed by a competitor of the Company so long as the Officer’s duties and responsibilities do not relate directly or indirectly to the business segment of the new employer which is actually or potentially competitive with the Business, or (C) directly or indirectly solicit, induce or otherwise encourage any person to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with the Company. Notwithstanding the foregoing, the restrictions in Section 5.a(C) shall not apply with regard to general solicitations or advertisements that are not specifically directed to employees or consultants of the Company.
b.
The Officer agrees and covenants not to disparage the reputation or character of the Company or its officers and directors. The Company agrees and covenants to instruct its directors and executive officers not to disparage the reputation or character of the Officer.
6.
Assignment of Inventions. The Officer agrees that all processes, technologies, designs and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not (collectively “Inventions”), conceived, developed, invented or made by the Officer prior to the Date of Termination shall belong to the Company, provided that such Inventions grew out of the Officer’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. At the request of the Company, the Officer shall (i) promptly disclose such Inventions to the Company, (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries, (iii) sign all papers necessary to carry out the foregoing, and (iv) give testimony or otherwise take action in support of the Officer’s status as the inventor of such Inventions, in each case at the Company’s expense.
7.
Confidentiality.
a.
In addition to any obligation regarding Inventions, the Officer acknowledges that the trade secrets and confidential and proprietary information of the Company, its subsidiaries and affiliates, including without limitation: (i) trade secrets and confidential and proprietary information concerning (A) research activities and plans, (B) marketing or sales plans, (C) pricing or pricing strategies, (D) operational techniques, and (E) strategic plans; (ii) the Company’s financial information, including information concerning revenues, profits and profit margins; (iii) internal confidential manuals; and (iv) any “material inside information” as such phrase is used for purposes of the Securities Exchange Act of 1934, as amended; all constitute valuable, special and unique information of the Company, its subsidiaries and affiliates. In recognition of this fact, the Officer agrees that the Officer will not disclose any such trade secrets or confidential or proprietary information (except (A) information which becomes publicly available without violation of this Agreement, (B) information of which the Officer, prior to disclosure by the Officer, did not know and should not have known was disclosed to the Officer by a third party in violation of any other person’s confidentiality or fiduciary obligation, (C) disclosure required in connection with any legal process (provided the Officer promptly gives the Company written notice of any legal process seeking to compel such disclosure and reasonably cooperates in the Company’s attempt to eliminate or limit the scope of such disclosure) and (D) disclosure while employed by the Company which the Officer reasonably and in good faith believes to be in or not opposed to the interests of the Company) to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, nor shall the Officer make use of any such information for the benefit of any person, firm, corporation or other entity except on behalf of the Company, its subsidiaries and affiliates.

b.
i. Nothing in this Agreement shall prohibit or restrict the Officer from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a government agency or entity or a self-regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of any applicable law or regulation. The Officer need not notify the Company that the Officer is engaging in the activities described in the preceding sentence. However, if the Officer is required by law to disclose confidential information, other than to a government agency or entity or a self-regulatory authority, the Officer shall give prompt written notice to the General Counsel of the Company and shall otherwise comply with the requirements of subsection (a)(iv)(C) above. Notwithstanding the foregoing, under no circumstance will the Officer be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its subsidiaries without prior written consent of the Company’s General Counsel or other officer designated by the Board of Directors of the Company.
1.
The Officer has been advised that the U.S. Defend Trade Secrets Act of 2016 provides criminal and civil immunity to U.S. federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain confidential circumstances that are set forth in 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2) related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
8.
Binding Agreement. This Agreement and all rights of the Officer hereunder shall inure to the benefit of and be enforceable by the Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Officer should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid to the Officer’s devisee, legatee, or other designee or, if there be no such designee, to the Officer’s estate.
9.
Notice. Notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered, if delivered personally, or mailed by United States certified or registered mail, return receipt requested, postage prepaid, and when received if delivered otherwise, addressed as follows:

If to the Officer:

At the address on file with the Company

If to the Company:

Hexcel Corporation

281 Tresser Blvd.

Stamford, CT 06901-3238

Attn: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.
General Provisions. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Officer (or, if applicable, his legal representative) and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.
11.
Validity and Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. It is the desire and intent of the parties that the provisions of Sections 5, 6 and 7 hereof shall be enforceable to the fullest extent permitted by applicable law or public policy. If any such provision or the application thereof to any person or circumstance shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such provision shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by applicable law or public policy. In any case, the provisions or the application thereof to any person or circumstance other than those to which they have been held invalid or unenforceable shall remain in full force and effect. In the event any provision is unenforceable in the jurisdiction in which the Officer is employed on the date hereof, such provision nevertheless shall be enforceable to the fullest extent permitted by the laws of any other jurisdiction in which the Company shall have the ability to seek remedies against the Officer.

12.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
13.
Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in the State of Connecticut, constituting an Employment Dispute Tribunal in accordance with the rules of the American Arbitration Association then in effect. The fees of the arbitrator and all other costs that are unique to arbitration shall be determined and allocated between the parties in accordance with the Employment/Workplace Fee Schedule Costs of Arbitration of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 5, 6 or 7 hereof.
14.
Entire Agreement. This Agreement is the entire agreement or understanding between the Company and the Officer regarding the subject matter hereof, and all prior or contemporaneous agreements or understandings including, without limitation, offers of employment, post-hiring agreements, or other oral or written understandings between the Company and the Officer, are expressly superseded by this Agreement, and are of no further force or effect, except that any executory relocation benefit previously extended to the Officer will not be affected by this Agreement.
15.
Remedies. The Officer agrees that in addition to any other remedy provided at law or in equity or in this Agreement, the Company shall be entitled to a temporary restraining order and both preliminary and permanent injunctions restraining Officer from violating any provision of Sections 5, 6 and 7 hereof. The Company shall pay to the Officer all legal fees and expenses incurred in contesting, arbitrating or disputing any action or failure to act by the Company or in seeking to obtain or enforce any right under this Agreement or the Offer Letter, provided that the Officer has obtained a final determination supporting at least part of his claim and there has been no determination that the balance of his claim was made in bad faith.
16.
Consent to Jurisdiction and Forum. The Officer hereby expressly and irrevocably agrees that any action, whether at law or in equity, permitted to be brought by the Company under this Agreement may be brought in the State of Connecticut or in any federal court therein. The Officer hereby irrevocably consents to personal jurisdiction in such court and to accept service of process in accordance with the provisions of the laws of the State of Connecticut. In the event the Company commences any such action in the State of Connecticut or in any Federal court therein, the Company shall reimburse the Officer for the reasonable expenses incurred by the Officer in his appearance in such forum which are in addition to the expenses the Officer would have incurred by appearing in the forum of the Officer’s residence at that time, including but not limited to additional legal fees.
17.
Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. All payments to be made upon a termination of employment under this Agreement subject to Section 409A may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment is a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Officer, directly or indirectly, designate the calendar year of a payment. If any payment conditioned on the execution of the release constitutes deferred compensation subject to Section 409A, and the period for which such payment may commence spans two calendar years, the payment shall be paid in the second calendar year. Any reimbursement or payment for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement or payment of any such expense shall affect the Officer’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement or payment of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or payment shall not be subject to liquidation or exchange for any other benefit. Notwithstanding any provision to the contrary in this Agreement, in the event that at the time the Officer’s employment terminates, the Company (or any service recipient required to be aggregated with Company under Section 409A) has equity that is publicly traded (as defined in Section 409A and the regulations and other guidance promulgated thereunder), then if on the date of the Officer’s separation from service, the Officer is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) and its corresponding regulations) as determined in the sole discretion by the Company (or any successor) in accordance with the Company’s (or any successor’s) “specified employee” determination policy, then all severance benefits payable to the Officer under this Agreement that are deemed as deferred compensation subject to the requirements of Section 409A shall be postponed for a period of six months following the Officer’s separation from service with the Company (or any successor thereto). The postponed amounts shall be paid to the Officer (without interest) in a lump sum on the first business day after the date that is six (6) months following the Officer’s separation from service with the Company (or any successor thereto). If the Officer dies during such six (6) month period and prior to payment of the postponed amounts hereunder, the amounts delayed on account of Section 409A shall be paid to the personal representative of the Officer’s estate within sixty (60) days after the Officer’s death. The Company makes no representations nor warranties the Officer as to whether any amounts payable under this Agreement are subject to Section 409A and in no event shall the Company have any liability relating to the failure of any payment or benefit under this Agreement to be exempt from the requirements of Section 409A. Further, in the event that the amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A, the Officer shall be solely liable for the payment of any such taxes, penalties or interest.

18.
Indemnification. The Company shall indemnify and hold harmless the Officer to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by the Officer or his legal representatives and arising in connection with the Officer’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof, in accordance with the Company’s director and officer indemnification policy, as in effect from time to time. Without limiting the generality of the foregoing, the Company and the Officer agree that, contemporaneous with the Officer’s execution of this Agreement, the Company and the Officer will enter into the Indemnification Agreement annexed hereto as Annex C.

IN WITNESS WHEREOF, the parties have executed this Severance Agreement as of the date and year first above written.

Hexcel Corporation /s/ Gina Fitzsimons
By: Gina Fitzsimons
Title: Executive Vice President, Chief Human Resources Officer /s/ Thomas C. Gentile

Thomas C. Gentile

ANNEX A

Form of Release

ANNEX B

Additional Termination Benefits

i.
The Company shall pay the Officer any unpaid annual bonus under the MICP in respect of any completed fiscal year that has ended prior to the Date of Termination, at the time bonuses are customarily paid to senior level executives; and
ii.
the Company shall pay the Officer a bonus for the fiscal year in which the Date of Termination occurs equal to the Officer’s bonus as determined under the MICP based on actual performance for such year multiplied by a fraction, the numerator of which is the number of days during such year that the Officer was employed by the Company and the denominator of which is 365, at the time bonuses are customarily paid to senior level executives.

ANNEX C

Indemnification Agreement